EXHIBIT  5


                           THERMO ELECTRON CORPORATION
                                 81 Wyman Street
                             Waltham, MA 02254-9046
                                 (617) 622-1000







                                           December 12, 1996



        VIA EDGAR TRANSMISSION
        ----------------------

        Securities and Exchange Commission
        Judiciary Plaza
        450 Fifth Street, N.W.
        Washington, D.C. 20549

             Re:  Registration Statement on Form S-3
                  Relating to 5,000,000 Shares of Common Stock,
                  Par Value $1.00 Per Share,
                  of Thermo Electron Corporation
                  ----------------------------------------------

        Dear Sirs:

             I am General Counsel to Thermo Electron Corporation (the "Company") and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on Form S-3 of 5,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), which may from time to time be delivered by Thermo Instrument Systems Inc.("Thermo Instrument"), the Company's 81% owned subsidiary, to holders of the 4 1/2% Senior Convertible Debentures due 2003 issued by Thermo Instrument(the "Debentures")upon conversion of the Debentures. Thermo Electron Corporation has agreed to sell the Shares to Thermo Instrument solely for purposes of allowing Thermo Instrument to deliver the Shares upon such conversions.

             I or members of my staff have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or members of my staff have also examined and relied upon the originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact as deemed necessary or appropriate.
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             Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and when sold by the Company to Thermo Instrument pursuant to the terms of the Agreement dated as of October 10, 1996 between the Company and Thermo Instrument and filed as Exhibit 99 to the Registration Statement, will be validly issued, fully paid and non-assessable.

             Pursuant to the requirements of the Act, I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, including any amendments thereto, and to the use of my name under the caption "Legal Opinion" in the prospectus constituting a part thereof.

                                           Very truly yours,


                                           Seth H. Hoogasian
                                           General Counsel